                                                FILED PURSUANT TO RULE 424(b)(3)

                      REGISTRATION STATEMENT NO. 333-39167

PROSPECTUS SUPPLEMENT NO. 4
(TO PROSPECTUS DATED NOVEMBER 10, 1997)

                                  $310,000,000
                            LAM RESEARCH CORPORATION
                   5% CONVERTIBLE SUBORDINATED NOTES DUE 2002

     This Prospectus Supplement supplements information contained in that certain Prospectus dated November 10, 1997, Prospectus Supplement No. 1 to such Prospectus dated January 27, 1998, Prospectus Supplement No. 2 to such Prospectus dated March 20, 1998, and Prospectus Supplement No. 3 to such Prospectus dated May 14, 1998 (collectively, the "Prospectus"), each relating to the potential sale from time to time of up to $310,000,000 aggregate amount of Notes and the Common Stock issuable upon conversion thereof by the Selling Securityholders. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

     The following information shall be added in the appropriate alphabetical sequence to the table set forth in the Prospectus under the caption "Selling Securityholders" with respect to the Selling Securityholders and the respective principal amounts of Registrable Notes beneficially owned by such Selling Securityholder that may be offered pursuant to the Prospectus, as amended or supplemented:

Berger Balanced Fund, a series of the Berger              200,000    *                 2,278  *
Investment Portfolio Trust
KA Management, LTD                                        847,529    *                 9,656  *
KA Trading, LP                                            417,471    *                 4,756  *
Nesbitt Burns                                           1,225,000    *                13,958  *

     The following line items contained in the table set forth in the Prospectus under the caption "Selling Securityholders" shall be deleted in their entirety:

Chase Securities                                          5,000,000  1.61%            56,967  *
Fidelity Advisor Series VII:  Fidelity Advisor              360,000  *                 4,101  *
Technology Fund
Fidelity Select Portfolios: Technology Portfolio          2,640,000  *                30,078  *
Foundation Account No. 1                                    335,000  *                 3,816  *
Jeffries & Co.                                              450,000  *                 5,127  *

LLC Account No. 1                                           155,000  *                 1,765  *
Paloma Securities, LLC                                    8,800,000  2.84%           100,262  *
R2 Investments, LDC                                         250,000  *                 2,848  *
Shepherd Trading Limited                                    300,000  *                 3,418  *
Winchester Convertible Plus, Ltd.                           510,000  *                 5,810  *

     The line items "Associated Electric & Gas Insurance Services, 600,000, *, 6,836, *", "Deutsche Morgan Grenfell, Inc., 16,790,000, *, 191,245, *", "McMahan
Securities Company, 540,000, *, 6,152, *", "Merrill Lynch, Pierce, Fenner & Smith, 1,000,000, *, 11,393, *", "Putnam Convertible Income Growth Trust, 55,000, *, 6,266, *" and "Silverton International Fund Limited, 6,900,000, 2.23%, 78,614, *" contained in the table set forth in the Prospectus under the caption "Selling Securityholders" shall be deleted in their entirety and replaced with the following:

Associated Electric & Gas Insurance Services                250,000  *                 2,848  *
Deutsche Morgan Grenfell, Inc.                            4,980,000  1.61%            56,739  *
McMahan Securities Company, L.P.                             50,000  *                   569  *
Merrill Lynch, Pierce, Fenner & Smith                     1,500,000  *                17,090  *
Putnam Convertible Income Growth Trust                      550,000  *                 6,266  *
Silverton International Fund Limited                        900,000  *                10,254  *

     The last three line items contained in the table set forth in the Prospectus under the caption "Selling Securityholders": "Any other holder . .
 . " , "Notes Sold Under Registration Statement", and "Total . . . " (other than the footnotes thereto which remain unchanged), shall be deleted in their entirety and replaced with the following:

Any other holder of Notes or future
transferee from any such holder (3)
Notes Sold Under                                      $208,455,000                 2,375,014
Registration Statement

          Total                                       $310,000,000     100%        3,531,958

     All information provided in this Prospectus Supplement is as of July 27, 1998.

            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS JULY 28, 1998.


                                       -2-